Exhibit 21.1

Subsidiaries of the Registrant
Subsidiary	Jurisdiction of Incorporation or Organization

Analytica LA-SER International, Inc.	Delaware

ANSER Europe Limited	United Kingdom

AUTHOR! et al, B.V.	Netherlands

BaseCase, Inc.	Delaware

BioMedCom Consultants, Inc.	Canada

Certara Australia Pty Ltd	Australia

Certara Canada Corporation	Canada

Certara Coöperatief U.A.	Netherlands

Certara France S.a.r.l.	France

Certara Germany GmbH	Germany

Certara G.K.	Japan

Certara Holdco, Inc.	Delaware

Certara Holding, Inc.	Delaware

Certara Holdings, Inc.	Delaware

Certara Intermediate, Inc.	Delaware

Certara Italy S.r.l.	Italy

Exhibit 21.1

Certara, L.P.	Delaware

Certara, L.P. - Sucursal em Portugal	Portugal

Certara Netherlands B.V.	Netherlands

Certara Philippines Inc.	Philippines

Certara S.a.r.l.	Luxembourg

Certara (Shanghai) Pharmaceutical Consulting Co., Ltd.	China

Certara Spain, S.L.	Spain

Certara Software India Private Limited	India

Certara UK Holdings, Ltd.	United Kingdom

Certara UK Limited	United Kingdom

Certara USA, Inc.	Delaware

Insight Medical Writing Limited	United Kingdom

Insight PV & Consulting GmbH	Germany

Instytut ARCANA sp. z o. o.	Poland

Integrated Nonclinical Development Solutions, Inc.	Michigan

La-Ser Europe Limited	United Kingdom

MBDD UK, LLC	Delaware

Exhibit 21.1

MBDD US, L.L.C.	Delaware

Pinnacle 21, LLC	Delaware

Pinnacle 21, Japan GK	Japan

Quantitative Solutions, Inc.	California

Quantitative Solutions LLC	Delaware

Quantitative Solutions L.P.	California

Synchrogenix Europe Limited	United Kingdom

Synchrogenix Information Strategies, LLC	Delaware

Tripos Investments, L.L.C.	Delaware

Vyasa Analytics, LLC	Delaware